EXHIBIT 99.1


Schedule of computation of ratio of earnings to fixed charges of The Kroger Co. and consolidated subsidiary companies and unconsolidated companies as if consolidated for the five fiscal years ended December 31, 1994 and for the two quarters ended
October 7, 1995 and October 8, 1994.

                           Three Quarters Ended                         Fiscal Years Ended
                           --------------------  ---------------------------------------------------------------
                           October 7, October 8,  December 31,  January 1,  January 2,  December 28, December 29,
                              1995       1994         1994         1994        1993         1991         1990
                           (40 Weeks) (40 Weeks)   (52 Weeks)  (52 Weeks)   (53 weeks)   (52 weeks)   (52 Weeks)
                           ---------- ---------- ------------  ----------- ----------- ------------ ------------
                                                           (in thousands of dollars)
Earnings
  Earnings from continuing
  operations before tax
  expense and
  extraordinary loss . . .  $344,822   $277,623    $421,363     $283,938   $173,415    $168,595     $142,203
  Fixed charges. . . . . .   376,035    386,128     500,599      556,008    640,004     687,227      708,455
  Capitalized interest . .    (3,165)    (1,565)     (2,521)         230       (960)        122          (39)
                            ---------  ---------   ---------    --------   ---------   --------     ---------
                            $717,692   $662,186    $919,441     $840,176   $812,459    $855,944     $850,619
                            =========  =========   =========    ========   =========   ========     =========

Fixed Charges
  Interest . . . . . . . .  $247,151   $254,206    $331,097     $391,693   $476,932    $536,485     $565,540
  Portion of rental
  payments deemed to be
  interest. . . . . . . .    128,884    131,922     169,502      164,315    163,072     150,742      142,915
                            --------   ---------   ---------    --------   ---------   --------     ---------
                            $376,035   $386,128    $500,599     $556,008   $640,004    $687,227     $708,455
                            ========   =========   =========    ========   =========   ========     =========

Ratio of Earnings to
  Fixed Charges . . . . .        1.9        1.7         1.8          1.5        1.3         1.2          1.2
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